Exhibit 10.1

HERITAGE FINANCIAL CORPORATION
DEFERRED COMPENSATION PLAN
PARTICIPATION AGREEMENT - ADDENDUM
This Participation Agreement Addendum (“Addendum”) is hereby entered into by and between HERITAGE FINANCIAL CORPORATION (the “Company”) and BRIAN L. VANCE, an employee of the Company (the “Participant,” and together with the Company, the “Parties”).
RECITALS

A.	The Company has adopted the Heritage Financial Corporation Deferred Compensation Plan, effective July 1, 2012, as amended and restated August 29, 2012 (the “Plan”);

B.	The Parties entered into an amended and restated Participation Agreement, dated September 7, 2012 (the “Participation Agreement”);

C.
The Committee has determined that the Participation Agreement should be modified with respect to the time and manner of payment for amounts earned or deferred for Plan Year 2017 and thereafter, unless subsequently modified; and

D.
This Addendum is attached to and made a part of the Participation Agreement, incorporates all defined terms therein unless otherwise defined herein, and in the event of any conflict between the terms contained in this Addendum and the terms contained in the Participation Agreement, the terms contained in this Addendum shall supersede and control the obligations and liabilities of the Parties.

AGREEMENT
In consideration of the foregoing and the mutual promises and covenants of the parties hereto set forth in this Addendum, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby expressly covenant and agree as follows:
Section 1.Distribution of Company Contribution Account. Notwithstanding anything contained in the Agreement to the contrary, for Company Contributions credited to the Participant’s Company Contribution Account with respect to Plan Year 2017 and each Plan Year thereafter (unless subsequently modified), in the event of distribution of the Participant’s Company Contribution Account due to the Participant’s attainment of age 65 or the Participant’s Separation from Service other than due to the Participant’s Disability or death, such distribution shall be paid (select one):
(a)    [ ] 24 equal monthly installments
(b)    [X] 60 equal monthly installments
(in the event that an election is not made, the default shall be 24 installments)
(c)    Notwithstanding the foregoing, if such Separation from Service occurs within 24 months following a Change in Control, such distribution shall be in a lump sum.
Section 2.    Entire Agreement. This Addendum, in addition to the Participation Agreement and the Plan, constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral.

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Addendum as of the date set forth below.
HERITAGE FINANCIAL CORPORATION
By: /s/ Kimberly Ellwanger
Its: Compensation Committee Chair
PARTICIPANT
/S/ BRIAN L. VANCE
BRIAN L. VANCE

Date: 12/21/16

1147206